UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 3, 2018

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.        Other Events.
As previously reported, on March 6, 2018, Georgia Power and the staff of the Georgia Public Service Commission (“PSC”) reached a settlement agreement (the “Tax Reform Settlement Agreement”) regarding the retail rate impact of federal tax reform legislation enacted in December 2017 (the “Tax Reform Legislation”). On April 3, 2018, the Georgia PSC approved the Tax Reform Settlement Agreement.
Pursuant to the Tax Reform Settlement Agreement, to reflect the federal income tax rate reduction impact of the Tax Reform Legislation, Georgia Power will refund to customers a total of $330 million through bill credits of $131 million in October 2018, $96 million in June 2019 and $103 million in February 2020. In addition, Georgia Power will defer as a regulatory liability (1) the revenue equivalent of the tax expense reduction resulting from legislation lowering the Georgia state income tax rate from 6.00% to 5.75% in 2019 and (2) the entire benefit of approximately $700 million in federal and state excess accumulated deferred income taxes. The amortization of these regulatory liabilities will be addressed in Georgia Power’s next base rate case, which is scheduled to be filed by July 1, 2019. If there is not a base rate case in 2019, customers will receive $185 million in annual bill credits, with any additional federal income tax savings deferred as a regulatory liability, until Georgia Power’s next base rate case.
To address the negative cash flow and credit metric impacts of the Tax Reform Legislation, the Georgia PSC also approved an increase in Georgia Power’s equity ratio (currently approximately 51%) to the lower of (1) Georgia Power’s actual common equity weight in its capital structure and (2) 55%, until Georgia Power’s next base rate case. Benefits from reduced federal income tax rates in excess of the amounts refunded to customers will be retained by Georgia Power to cover the carrying costs of the incremental equity in 2018 and 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2018	GEORGIA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary